EXHIBIT 99.1

INTIVA BioPharma Inc. (OTC: NTVA) Today Announced the Appointment of Lindy Snider to its Board of Directors

Denver, CO USA, Accesswire: Jan. 30, 2018 — Intiva BioPharma Inc. (OTC: NTVA) (“Intiva” or “the Company”) today announced that Lindy Snider has been appointed to the Company’s Board of Directors, effective January 26, 2018.

Ms. Snider joins the Company’s Board, which also includes, Richard Greenberg, Chairman; Jeffrey Friedland, the Company’s CEO; and Alain Bankier, the Company’s Chief Strategy Officer. Ms. Snider is also a director of Intiva Inc., the majority shareholder of Intiva BioPharma Inc.

Lindy Snider is an active entrepreneur, philanthropist and passionate advocate for the benefits of medical cannabis.

In commenting on her appointment to Intiva BioPharma’s Board of Directors, Lindy Snider commented, “I’m delighted to join Intiva BioPharma’s Board. For many years I’ve been a firm believer in the medical benefits of cannabinoid-based pharmaceuticals. The global medical cannabis industry needs real drugs based on real science, and Intiva BioPharma has the potential of being at the forefront of the relatively new, but fast-growing cannabinoid drug development industry.”

Jeffrey Friedland, CEO of Intiva BioPharma also stated, “I’ve had the pleasure of knowing Lindy Snider for quite a few years as a cannabis investor, entrepreneur, and as a thought-leader on the benefits of cannabinoid-based drugs. Her interest in the medical benefits of cannabis is evidenced by her role as the chair of the Entrepreneurship and Social Impact Initiative of the The Lambert Center for the Study of Medicinal Cannabis and Hemp at Thomas Jefferson University in Philadelphia.”

Friedland also stated, “Lindy Snider’s strong advocacy regarding the benefits of medical cannabis is also evident from her role as a founder and board chair of Athletes for Care, an organization dedicated to creating a community where professional athletes can find support, opportunity and purpose in life after a career in sports, and which is itself a strong advocate of the use of medical cannabis.”

About Lindy Snider: Following in the footsteps of a family filled with entrepreneurs and business leaders, including in the sports management industry, Lindy Snider founded and created Pennsylvania-based Lindi Skin. As the developer of the first-ever skincare collection dedicated to help relieve the often debilitating skin side effects of individuals undergoing cancer therapies including chemotherapy and radiation, Ms. Sinder founded Lindi Skin, an entirely new niche in dermatology and oncology in 2003. Lindi Skin provides cancer patients with products that bring a sense of wellness and control into their lives as they deal with the side effects of their treatment. In addition to the well-known conditions of hair loss and nausea from cancer treatments, Lindi Skin helps patients address the lesser known skin side effects of sores, rashes, burns, flaky skin and loss of skin elasticity that often result from cancer treatments.

Ms. Snider is a dedicated philanthropist. She is an active board member of many Philadelphia and national non-profit organizations: Fox Chase Cancer Foundation, Cancer Forward, The Philadelphia Orchestra, PSPCA, The Dream Foundation, Schuylkill Center for Environmental Education (Ex Officio), The National Museum of American Jewish History, The Shoah Foundation’s Next Generation Council, The Ed Snider Youth Hockey Foundation, The Snider Foundation, The Middle East Forum, and Athletes for Care.

Ms. Snider is a director of Greenhouse Ventures, Lenitivlabs, Kind Financial, Elevated Nation, The Arcview Group, Manna Capital, Neway, Leagueside, Stem Holdings, and Electrum Partners. Ms. Snider is chair of the Entrepreneurship and Social Impact Initiative of the The Lambert Center for the Study of Medicinal Cannabis and Hemp at Thomas Jefferson University in Philadelphia. She is also an associate fellow of the Institute of Emerging Health Professions, Thomas Jefferson University and is a graduate of Ithaca University and the University of Pennsylvania.

About Intiva BioPharma Inc.

Intiva BioPharma Inc. is a biopharmaceutical company with three integrated business directions:

1. Developing, licensing and commercializing cannabinoid-based medications for specific medical conditions and disorders. The Company’s drug development activities are undertaken in accordance with Food and Drug Administration (FDA) or comparable development pathways in other countries. The Company’s intent is that any medications it develops will be physician prescription based.

2. The development or licensing of proprietary delivery systems for cannabinoid-based medications.

3. Investments in companies, and the acquisition of technologies, or medications, focused on cannabinoid-based research, through Special Purpose Investment Vehicles controlled by Intiva Biopharma.

Disclosure Notice: This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein or which are otherwise made by or on behalf of the Company that are not statements of historical facts may be deemed forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “would,” “estimate,” or “continue,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Readers are cautioned that all forward-looking statements involve risk and uncertainties which may cause results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to the following: the success of research and development activities and the speed with which regulatory authorizations and product launches may be achieved; government regulation generally; competitive developments; the ability to successfully market products domestically and internationally; difficulties or delays in manufacturing or issues relating to manufacturing capacity; commercial obstacles to the successful introduction of brand products generally; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision or settlement relating to product liability, patent protection, governmental investigations, and other legal proceedings; the Company’s ability to acquire and protect patents and other intellectual property both domestically and internationally; the absence of certainty regarding the receipt of required regulatory approval or the timing or terms of such approvals; any changes in business, political and economic conditions; business interruption due to hurricanes or other events outside of the Company’s control.

Contact:
Mark Lubchenco
Director of Investor Relations
Tel. 1 303 431 4530
Email mlubchenco@intivabiopharma.com

Company Website: www.intivabiopharma.com